EXHIBIT 2

Item 4.	PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

On February 12, 2014, Casablanca submitted a letter to the Issuer (the "February 12 Letter") indicating its intent to nominate a number of persons for election as directors at the 2014 annual meeting of shareholders of the Issuer (the "Annual Meeting") that, if elected, would constitute at least a majority of the board of directors of the Issuer (the "Board"). The foregoing summary of the February 12 Letter is qualified in its entirety by reference to the full text of the February 12 Letter, a copy of which is attached hereto as Exhibit 4 and is incorporated by reference herein.

Also on February 12, 2014, Casablanca issued a press release (the "February 12 Press Release") announcing its intention to nominate a majority of directors for election to the Board, including Mr. Goncalves. In addition, Casablanca expressed its support of Mr. Goncalves as Chief Executive Officer of the Issuer. The foregoing summary of the February 12 Press Release is qualified in its entirety by reference to the full text of the February 12 Press Release, a copy of which is attached hereto as Exhibit 5 and is incorporated by reference herein.